Exhibit 10.13

Mary Kay Fenton

1381 Farmington Ave

West Hartford CT 06107

January 17, 2021

RE: Offer for employment

Dear Mary Kay,

I am pleased to offer you the role of Chief Financial Officer at Talaris Therapeutics, Inc. (the “Company”). Pending a successful background check, your start date would be January 25, 2021 (“Start Date”).

Role and primary responsibilities.

The Chief Financial Officer will be responsible for overseeing the Company’s financial operations, financial reporting, investor relations & public relations as well as additional operational responsibilities including long-term strategic planning, portfolio and business development strategy, risk management and others to be agreed between you and the Company. You will report to the Chief Executive Officer. You may fulfill your responsibilities primarily from your home, although it is expected that travel to our Boston area office may be required for an average of 4-6 days per month once it is safe and appropriate to do so, as well as occasional travel to our Louisville facility. Talaris will cover all reasonable expenses related to this travel.

Your employment will be ‘at will,’ and, as a condition of your employment, we will require you to execute our standard Restricted Covenant Agreement, a form of which is attached.

Cash compensation.

Your base salary will be $380,000 per year, paid semi-monthly, subject to any applicable federal or state withholdings. You will be eligible for a target annual performance bonus of up to 35% of your base salary actually earned in a given calendar year, payable in the first quarter of each subsequent calendar year if you are still employed by the Company at the time such bonus is paid. The actual amount of your bonus will be determined by the CEO and Board based upon your and the Company’s performance against objectives. You will also be eligible to participate fully in all the Company’s employee benefit plans, including 401k and paid time off in accordance with the Company’s then-applicable policy.

It is understood that you require some time to transition out of your current employer. As a result, this letter reflects our mutual understanding that you will provide an average of 20 hours/week of services to the Company commencing on your Start Date, for which you will receive a retainer of $4,000 per week under consultancy. This arrangement shall continue until such time as you are able to join the Company on a full time basis as an employee, which is expected to be on or about March 1, 2021.

It is further understood that, if and when the Company becomes publicly listed, your compensation as well as the other terms of your employment shall be adjusted accordingly based on the outcome of an executive compensation benchmarking exercise for comparable publicly-traded biotechs, such exercise to be conducted within the next few months by an outside compensation consultant acting at the direction of the Compensation Committee of the Company’s Board of Directors.

Option grant.

In addition, you will receive an initial grant of options (“Options”) to acquire 1,950,000 shares of common stock of the Company at fair market value at the time of grant, representing approximately 1% of the fully diluted share capital of the Company as at your Start Date. You may also receive future additional grants of Options, based on both your and the Company’s performance.

All Options will be issued in accordance with the Company’s Option Plan, which contemplates vesting in monthly installments over four years starting on your Start Date, with a 12-month cliff for the first 25% of vesting for the initial grant. Notwithstanding the foregoing, in the event of a Change of Control of the Company (as defined in the Company’s Option Plan) within 12 months of your Start Date, you will vest as to all Options that would otherwise have vested through the date of the Change of Control had your Option vesting schedule been monthly instead of subject to an initial twelve-month cliff vest.

Once again, Mary Kay, I’d like to express my great excitement about you joining the Company in this critical role. Welcome to Team Talaris!

Sincerely,

/s/ Scott Requadt
Scott Requadt
CEO

Accepted and agreed as of January 21, 2021:

Signature:

/s/ Mary Kay Fenton
Mary Kay Fenton